Exhibit 10.2
TRANSITION AGREEMENT
     This Transition Agreement (the “Agreement”) is dated as of March 30, 2006 (the “Effective Date”). This Agreement is made as a mutually agreed compromise between the Parties (as defined below) for the settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date.
PARTIES
     The Parties to this Agreement are Encysive Pharmaceuticals Inc. (the “Company”) and Stephen L. Mueller (“Executive”). The Company and Executive are referred to collectively as the “Parties.”
PREAMBLE
     WHEREAS, Executive was previously employed as the Vice President of Finance and Administration, Secretary and Treasurer of the Company, pursuant to an Agreement (entitled “Termination Agreement”) dated March 20, 2003, as amended from time to time (the “Employment Agreement”);
     WHEREAS, the Parties intend to terminate the Employment Agreement as of the Termination Date August 31, 2006, (except with respect to Executive’s and the Company’s obligations under Sections 4.8, 8, 9, 10, 12.6, 12.7, 12.8, 12.10 and 12.11 thereof) and enter into this Agreement; pursuant to which Executive will terminate his employment positions August 31, 2006.
     WHEREAS, the Company has advised Executive in writing to consult with independent counsel respecting this Agreement;
     WHEREAS, Executive has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and
     WHEREAS, Executive understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.
     WHEREAS, the Company has advised Executive that it is not aware of any pending or threatened litigation, arbitration, or regulatory or investigative matter that will involve Executive as a defendant, respondent, target or significant witness, and the Company understands that Executive is relying on these representations in entering this Agreement
     NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.
     1.1 “Base Salary” means the Executive’s annual base salary in effect on the date of this Agreement, i.e. $250,000.00.
     1.2 “Company and/or its Affiliates” means and includes the Company, its Affiliates, and all of their predecessors, successors and assigns and parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, present and former officers, directors, employees, stockholders, agents, employee benefit plans or programs and their fiduciaries, whether in their individual or official capacities and all of the successors and assigns of the foregoing. “Affiliates” also includes a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
     1.3 “Date of Termination” means August 31, 2006.
     Other defined terms are defined as provided herein.
2. Termination of the Employment Agreement. The Parties agree that the Employment Agreement is terminated and of no further force and effect as of August 31, 2006, and no payments, benefits, or obligations are due or payable pursuant to the Employment Agreement, except with respect to Executive’s and Company’s obligations under Section 4.8, Indemnification Agreements, Section 8, Executive’s Confidentiality Obligation; Section 9, Disclosure of Information Ideas, Concepts, Improvements, Discoveries and Inventories; Section 10, Ownership of Information, Ideas, Concepts, Improvements, Discoveries, and Inventions and all Original Works of Authorship; Section 12.7, Corporate Authority, 12.10, Nonalienation, Section 12.8, Defense of Claims of the Employment Agreement and Section 12.11, Incompetent or Minor Payees.
3. Salary, Duties and Benefits. From the Effective Date until the Date of Termination, August 31, 2006, Executive will be employed by the Company in such position and with such duties as determined by the Chief Executive Officer or the Chief Financial Officer of the Company and with such compensation and benefits as currently provided in Sections 4.1 (except that Executives annual Base Salary shall be $250,000.00), 4.3, 4.4, 4.5, 4.6, and 4.8 of the Employment Agreement. Executive shall be paid for any accrued but unused vacation as of August 31, 2006.
4. Resignation by Executive. Effective as of the Date of Termination, August 31, 2006, Executive shall resign all positions he holds with the Company and/or its Affiliates.
5. Payments and Benefits to Executive. In accordance with Section 6.3 of the Employment Agreement, and subject to Executive’s execution of a release from liability and waiver of right to sue the Company and/or its Affiliates, in the form attached hereto as Exhibit A, the Company agrees to pay Executive severance payments and benefits as follows:
          a. The Company shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any unreimbursed costs and expenses paid or incurred by the Executive prior to the Date of Termination which would have been payable under Section 4.6 of the Employment Agreement if the Executive’s employment had not been terminated.
          b. During the 12-month period commencing on the Date of Termination, the Company shall maintain COBRA (medical and dental) and group life insurance coverage, at the Company’s expense for the Executive and/or the Executive’s family at least equal to those which would have been provided to the Executive and his family if the Executive had not been terminated. Alternatively, at the written direction of Executive, the Company will not maintain COBRA medical coverage but will instead pay to Executive the cash equivalent of the Employer’s portion of Executive’s medical insurance premium payment on a monthly basis. After the 12-month period commencing on the Date of Termination, Executive shall be responsible for all premium payments necessary to continue such COBRA coverage, should he desire to do so. The Company will not maintain disability benefits after the Date of Termination. Benefits (including COBRA and/or cash payments) otherwise receivable by the Executive pursuant to this Section 5b shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any subsequent employer of Executive during the same time period for which such benefits would be provided pursuant to this Section 5b at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Date of Termination; provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the first anniversary of the Date of Termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the benefits to be provided by the Company to the Executive to the same extent that actively employed senior executive officers of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive officer of the Company by reason of making the same change in his level of coverage or coverage options.
          c. During the 12-month period following the Date of Termination, the Company shall pay to the Executive, in equal semi-monthly installments, the Executive’s annual Base Salary, i.e., $250,000.00, paid on a semi-monthly basis with no offsets for income of Executive from other employment or business enterprise of the Executive..
          d. During the 12-month period after the Date of Termination, all stock options and restricted stock held by the Executive will continue to vest and be exercisable in accordance with their terms in effect on the Date of Termination, provided however that on the conclusion of said 12-month period, all unexpired, unexercised options and restricted stock shall be fully vested, and thereafter, all such fully vested stock options will be exercisable by the Executive until the earlier to occur of the expiration of the term of each stock option or 12 months after the date they become fully vested.
          e. Executive’s participation in all other employee benefit plans and programs maintained by the Company and/or its Affiliates shall cease on the Date of Termination.
          Notwithstanding any of the above to the contrary, Executive will not be entitled to any of the benefits or payments provided in this Section 5 if (i) Executive breaches this Agreement or the provisions of Sections 8, 9, 10 or 12.8 of the Employment Agreement, or (ii) Executive fails to execute a release from liability and waiver of right to sue the Company and/or its Affiliates in the form attached hereto as Exhibit A. Except as otherwise provided herein or as may be required by Code Section 409A or by the terms of welfare, benefit and pension plans, all payments to Executive provided for in this Agreement shall be paid within 10 days after the Effective Date of the Release Agreement, Exhibit A hereto (as defined therein).
6. Confidentiality and Defense of Claims.
6.1 Both Parties shall keep strictly confidential all the terms and conditions, including amounts payable, in the Agreement and shall not disclose them to any person other than legal and/or financial advisors, government officials who seek such information in the course of their official duties, individuals at the Company responsible for implementing the Agreement, and Executive’s spouse, unless compelled to do so by law or regulation, or business necessity (including the Company’s requirement to file this Agreement with the Securities and Exchange Commission, the Parties’ tax reporting obligations, Executive’s continuing obligation s under Sections 8, 9, 10, and 12.8 of the Employment Agreement, if disclosure needs to be made to prospective or subsequent employers of Executive). Nothing in this Section is intended to prevent Executive from disclosing the fact that he was employed by the Company or from describing his employment duties or compensation throught August 31, 2006.
6.2 The Executive agrees that from the Effective Date until two (2) years after the Date of Termination, upon request from the Company, he will reasonably cooperate with the Company and/or its Affiliates in the defense of any claims or actions that may be made by or against the Company and/or its Affiliates that affect his prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company and/or its Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 6.2, the Company shall, to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse the Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 6.2. In addition, Executive shall be reimbursed at the rate of $200.00 per hour for the time he is required by the Company to devote to the fulfillment of his obligations under this Section. Furthermore, the Company’s requests that Executive fulfill his obligations under this Section shall not unreasonably interfere with his subsequent employment or business enterprise
7. Consultation With Counsel. The Company advises Executive to consult with independent counsel prior to executing this Agreement, and Executive acknowledges being given that advice.

8. No Defamatory Statements. Executive agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of Company and/or its Affiliates, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on Company and/or its Affiliates and/or their business, officers, directors, shareholders, employees, agents, advisors or investors. The Company agrees to give Executive an opportunity to review and make comments on any press releases the Company may issue describing Executive’s departure from the Company. The Company agrees that senior executives of the company shall not disparage Executive. This section is not intended to limit either Party’s right to tell the truth.
9. Return of Company Materials.
Executive agrees to deliver to the Company promptly after the Date of Termination all originals and copies of Company materials and all other property of the Company and/or its Affiliates in the Executive’s possession, custody or control.
10. Miscellaneous
10.1 The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.
10.2 This Agreement and the Release Agreement constitute the entire agreement between the Parties, except to the extent that it expressly incorporates provisions of the Employment Agreement. This Agreement may be executed in identical counterparts, each of which shall constitute an original and both of which shall constitute one and the same agreement. Except as expressly provided herein, this Agreement supersedes the Employment Agreement and any severance benefit plan or program and any bonus program at the Company and/or its Affiliates. The parties may (but are not obligated to) enter into an independent contractor agreement at the hourly rate specified in Section 6.2 of this Agreement, which, if done, shall be another agreement in addition to this entire agreement.
10.3 The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement.
10.4 The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.
10.5 The Parties confirm they have had the opportunity to have this Agreement explained to them by independent counsel of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its independent counsel and not upon any recommendation of Executive or his agents, independent counsel or other representatives. Likewise, Executive is relying on his own judgment and on the advice of his independent counsel, and not upon any recommendation of the

Company or its directors, officers, employees, agents, independent counsel or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.
10.6 This Agreement may not be modified or amended except by a writing signed by both Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced. The waiver by either Party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party. Except as expressly provided for herein, the failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach occurs.
10.7 If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.
10.8 The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of either Party by virtue of the identity, interest, or affiliation of its preparer.
10.9 This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, or federal law, as applicable, without regard to Texas’ law governing conflicts of law. All performance required by the terms of this Agreement shall take place in Harris County, Texas.
10.10 The amount of benefits payable under this Agreement shall be paid from the general assets of the Company and there shall be no separate trust established to pay any benefits under this Agreement. Executive’s status with respect to the payment of benefits under this Agreement shall be as a general unsecured creditor of the Company.
10.11 All payments and benefits payable under this Agreement shall be subject to all applicable federal, state and local taxes and tax requirements and any elections by Executive for payouts or deferrals under any Company benefit plan or program.
10.12 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties. No rights or obligations, benefits of or payments to Executive under this Agreement may be subject to claims of Executive’s creditors, or in any manner may be assigned or transferred by Executive other than his rights to compensation and benefits that are transferred by will or to his estate by operation of law.
10.13 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:
Encysive Pharmaceuticals Inc.
4848 Loop Central Drive, Suite 700
Houston, Texas 77081
Attention: General Counsel
Facsimile No.: (713) 782-8232
If to the Executive to:
Stephen L. Mueller
16502 De Lozier
Houston, Texas 77040
or to such other addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 10.13.
10.14 Titles and headings to Sections are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”,”hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.
10.15 It is the Parties’ intent that this Agreement and all payments and benefits hereunder do not constitute deferred compensation and are exempt from the requirements of Code Section 409A applicable to deferred compensation. If either party, upon the advice of counsel based upon subsequent regulations, rulings or applicable law respecting Code Section 409A, determines that the Agreement or any payment or benefit hereunder constitutes deferred compensation and is subject to the requirements of Code Section 409A, such party shall notify the other party of such determination in writing 15 days before reporting the amount as deferred compensation under Code Section 409A to any third party, including any governmental entity. If either Party, upon advice of counsel respecting Code Section 409A, determines that a different payment schedule is required by Code Section 409A, the Parties shall comply with the schedules required by Code Section 409A.
[SIGNATURE PAGE FOLLOWS]

Stephen L. Mueller (“Executive”)		ENCYSIVE PHARMACEUTICALS, INC. (“Company”)

/s/ Stephen L. Mueller		By:	/s/ Bruce D. Given, M.D.,

with full authority from the Company to
make this Agreement.
Date:	June 7, 2006		Printed Name: Bruce D. Given, M.D.

		Title:	President and CEO

		Date:	June 7, 2006